EXHIBIT 2.3(a)


                              AMENDMENT AGREEMENT

This Agreement is made as of September 5, 2002, between

                             EXALL RESOURCES LIMITED


                                      -and-

                             GLIMMER RESOURCES INC.


                                      -and-

                             APOLLO GOLD CORPORATION


                                      -and-

                             STEPHEN ROMAN, Chairman
                             EXALL RESOURCES LIMITED

                                      -and-

                             RICHARD McCLOSKEY, Authorized Representative
                             GLIMMER RESOURCES INC.



RECITALS:

A. Apollo Gold Corporation (formerly International Pursuit Corporation, "APOLLO") and Exall Resources Limited and Glimmer Resources Inc. (collectively, the "VENDORS") have entered into a letter agreement (The "PURCHASE AGREEMENT") dated as of May 30, 2002 pursuant to which the Vendors agreed to sell, transfer, convey, assign and deliver to Apollo, and Apollo agreed to purchase the Purchased Assets (as defined in the Purchase Agreement) from the Vendors as of the closing time. The Vendors desire to transfer and assign the Purchased Assets to Apollo and Apollo desires to accept the sale, transfer, conveyance, assignment and delivery thereof.

B. Capitalized terms used in this Agreement, if not defined herein shall have the meanings given to them in the Purchase Agreement.

C. Apollo, the Vendors, Stephen Roman and Richard McCloskey (individually known as a "Party" and collectively known as the "Parties") wish to record their mutual agreement to amend section 3.1(d) and section 3.5 of the Purchase Agreement as set forth herein.


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FOR VALUE RECEIVED:

1.  AMENDMENTS.

     (a) Section 3.1(d) of the Purchase Agreement is deleted and replaced with the following:

          Paying to the Vendors in certified form a further $3,000,000 at such time as the Glimmer Mine Business (as conducted by the Purchaser following closing) reaches production at the Glimmer Mine of an average per day of 3000 tonnes of gold bearing ore for a period of 30 consecutive days that the Glimmer Mine is in operation. Such obligation is to survive any subsequent disposition of the Glimmer Mine by the Purchaser or subsequent purchasers.

     (b) Section 3.5 of the Purchase Agreement is deleted and replaced with the following:

          The closing date for the Purchase shall be on a date mutually agreed between the parties which shall occur on or before September 6, 2002, after satisfaction or wavier of the conditions precedent listed in Schedule C attached hereto. Time shall be of the essence.

     (c)  The following is added as Section 3.6 of the Purchase Agreement:

          SET OFF. The costs and expenses (whether to a third party or incurred by the Purchaser through its own remediation activities) of the remediation of the Glimmer Mine "u-vein mine stope" as required by the Ministry of Northern Development and Mines or any other governmental authority to the extent carried out prior to the requirement to pay the amount owing to the Vendors under section 3.1(d) of the Purchase Agreement (calculated on the basis of the selection by the Purchaser, acting reasonably, of one of three bona fide quotes obtained by the Purchaser from three arm's length parties) shall be set off against the amount due to the Vendors (as to Exall 52% and to Glimmer 48%) under section 3.1(d) of the Purchase Agreement up to a maximum of $200,000.

3. EFFECT OF AMENDMENT. Except as provided in this Agreement, all of the remaining terms and conditions of the Purchase Agreement shall remain in full force and effect.

4. COUNTERPARTS. This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered as an original but all of which taken together constitute one and the same instrument. This Agreement may be delivered by fax.

5. AUTHORITY TO EXECUTE. Each Party represents and warrants to the other that it has the capacity, power and authority to execute this Agreement. This Agreement and any document contemplated under it has been duly authorized, executed and delivered by each Party and is binding and enforceable against the Party hereto in accordance with its terms.


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6.     SURVIVABILITY.   The provision for set off as set out in section 1(c) of
this Agreement will survive the closing date, but will terminate upon the Purchaser paying the amount owed to the Vendors pursuant to section 3.1(d) of the Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

                                    EXALL RESOURCES LIMITED

                                    By:  /s/  Stephen G. Roman
                                       -----------------------------------------
                                       Name:   Stephen G. Roman
                                       Title:  President


                                    GLIMMER RESOURCES INC.

                                    By:  /s/  Richard McCloskey
                                       -----------------------------------------
                                       Name:   Richard McCloskey
                                       Title:  President


                                    APOLLO GOLD CORPORATION

                                    By:  /s/  W. S. Vaughan
                                       -----------------------------------------
                                       Name:   W. S. Vaughan
                                       Title:  Vice-Chairman



                                    By:  /s/  Stephen G. Roman
                                       -----------------------------------------
                                       Name:   Stephen G. Roman
                                       Title:  Chairman, Exall Resources
                                               Limited



                                    By:  /s/  Richard McCloskey
                                       -----------------------------------------
                                       Name:   Richard McCloskey
                                       Title:  Authorized Representative
                                               Glimmer Resources Inc.


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